Exhibit 10.5

SILVER POINT FINANCE, LLC	MONARCH MASTER FUNDING LTD
2 Greenwich Plaza	535 Madison Avenue
Greenwich, CT 06830	New York, NY 10022
September 12, 2008
New Money Term Loan Fee Letter
Interstate Bakeries Corporation
Interstate Brands Corporation
12 East Armour Boulevard
Kansas City, MO 64111
Attention: Randall Vance, Chief Financial Officer
Ladies and Gentlemen:
     Reference is made to the Commitment Letter dated as of September 12, 2008 (including the exhibits and annexes attached thereto and as amended, restated, supplemented or otherwise modified from time to time, the “Commitment Letter”) among us and you. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Commitment Letter (including the exhibits and annexes thereto, as applicable). This letter agreement is the Fee Letter referred to in the Commitment Letter.
     As consideration for the agreements and commitments under the Commitment Letter, Interstate Bakeries Corporation (“IBC”) agrees to pay or cause to be paid to the Commitment Parties a backstop fee in an amount equal to $16,800,000 (the “Backstop Fee”), which Backstop Fee shall be due and payable in cash upon the earlier to occur of (x) the Effective Date and (y) so long as the Commitment Parties have not previously breached any of their material obligations under the Commitment Letter and have not terminated the Commitment Letter for a reason other than another party’s breach of their obligations under this Fee Letter, the Commitment Letter, the Equity Commitment Letter or the Investment Agreement, the consummation by any of the Debtors on or prior to February 6, 2010 of a transaction or series of transactions on terms that are more favorable from a financial point of view to the Debtors’ constituents than would be obtained through the consummation of the Term Loan Facility and the Transaction.
     In addition, IBC agrees to reimburse the reasonable out-of-pocket costs and expenses of the Commitment Parties and McDonnell in connection with (a) the preparation and negotiation of the Commitment Letter (including all exhibits thereto) and this Fee Letter and procurement of the Fee Order and (b) the negotiation, documentation, procurement of Bankruptcy Court approval and consummation of the Transaction and other reasonable out-of-pocket fees and expenses incurred by the Commitment Parties since March 1, 2008, in the case of each of clauses (a) and (b), including the reasonable fees and expenses of their respective and shared counsel and other advisors; provided that the aggregate amount of fees, costs and expenses of McDonnell required to be reimbursed under this letter and in accordance with the provision captioned “Expenses and Reimbursement” in Exhibit B to the Commitment Letter shall not exceed $100,000 (collectively the “Expenses”). Upon the entry of the Fee Order by the Bankruptcy Court, all Expenses incurred prior thereto shall become due and payable by IBC. Upon the earliest to occur of (A) the Effective Date, (B) the termination of the Commitment Letter and the Commitment Parties’ commitments thereunder prior to the Effective Date as a result of any of the conditions set forth in the Commitment Letter becoming incapable of being satisfied, (C) the consummation of a transaction described in clause (y) of the second paragraph of this letter agreement and (D) the date IBC terminates the Equity Commitment Letter or the Investment Agreement in connection with a Superior Proposal (as defined in the Equity Commitment Letter), all Expenses (other than those that have been reimbursed by IBC pursuant to the immediately preceding sentence) shall become due and payable by IBC.
     In addition, you agree to pay or cause to be paid to the Administrative Agent an annual administration fee in an amount per year to be reasonably agreed by the parties hereto in accordance with the market for such fees in similar transactions, which fee shall be payable on the Effective Date (if the Effective Date occurs) and, thereafter, annually in advance on each anniversary thereof prior to the maturity or early termination of the Term Loan Facility and the payment in full of all amounts owing thereunder.
     You agree that, once paid, the fees and reimbursement of costs and expenses or any part thereof payable hereunder or under the Commitment Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by the Commitment Letter are consummated. All fees and reimbursement of costs and expenses payable hereunder and under the Commitment Letter shall be paid in immediately available funds. You agree that we, in our sole discretion, may share all or a portion of any of the fees or reimbursement of costs and expenses payable pursuant to this Fee Letter or the Commitment Letter with any of the other Lenders.
     It is understood and agreed that this Fee Letter shall not constitute or give rise to any commitment or obligation to provide any financing; such an obligation will arise only to the extent provided in the Commitment Letter if accepted in accordance with its terms. This Fee Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by you and each Commitment Party. This Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby consents to the nonexclusive jurisdiction and venue of the Bankruptcy Court, and in the event that the Bankruptcy Court does not have or declines to exercise jurisdiction or there is reason to believe that it would not have or would decline to exercise jurisdiction, to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York in the Borough of Manhattan. Subject to the foregoing, each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding related to or arising out of the Commitment Letter, this Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the Bankruptcy Court or the state or federal courts located in the City of New York in the Borough of Manhattan. This Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Fee Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart.
     Please confirm that the foregoing is our mutual understanding by signing and returning to us an executed counterpart of this Fee Letter.

Very truly yours, SILVER POINT FINANCE, LLC
By:	/s/ Michael Gatto
	Name:	Michael Gatto
	Title:	Authorized Signatory

MONARCH MASTER FUNDING LTD
By:	/s/ Michael Weinstock
	Name:	Michael Weinstock
	Title:	Director

[New Money Term Loan Fee Letter]

Accepted and agreed to as of the date first written above by:

INTERSTATE BAKERIES CORPORATION
By:	/s/ Craig D. Jung
	Name:	Craig D. Jung
	Title:	Chief Executive Officer

INTERSTATE BRANDS CORPORATION
By:	/s/ Craig D. Jung
	Name:	Craig D. Jung
	Title:	Chief Executive Officer & President

[New Money Term Loan Fee Letter]